EXHIBIT 99.1

5673 Airport Road Roanoke, VA 24012 Phone (540) 362-4911 Fax (540) 561-1448

CONTACT:	Sheila Stuewe
Sstuewe@AdvanceAutoParts.com
Advance Auto Parts
(540) 561-3281

ADVANCE AUTO PARTS ANNOUNCES FAVORABLE TERMS ON
AMENDED CREDIT AGREEMENT

Roanoke, Virginia, December 8, 2003
      •      Reduced LIBOR interest rate spread by 25 basis points.
      •      Established Vendor Financing Program.

Advance Auto Parts, Inc. (NYSE: AAP) announced today an amendment to its $600 million Credit Agreement. The amendment provides for a reduction in the LIBOR interest rate spread to 2.0% from 2.25% effective December 5, 2003 on two new term loans. The new term loans will replace the Company’s existing term loans of $440 million. The terms of the Company’s existing $160 million revolving credit facility remain unchanged under this agreement.

In addition to the interest rate reduction, the Company received approval under the amended Credit Agreement to establish a Vendor Financing Program, which will enhance the Company’s future cash flow.

JPMorgan Securities Inc. acted as the Sole Lead Arranger and Sole Bookrunner with SunTrust Bank and Wachovia Securities, Inc. as Documentation Agents on the amendments to the Credit Agreement.

Advance Auto Parts, Inc., based in Roanoke, Va., is the second largest retailer of automotive parts in the United States. At October 4, 2003, the Company had 2,496 stores in 38 states, Puerto Rico and the Virgin Islands. The Company serves both the do-it-yourself and professional installer markets.

Certain statements contained in this news release are forward-looking statements. These statements discuss, among other things, expected growth, store development and expansion strategy, business strategies, future revenues and future performance, including our future free cash flow and earnings per share. These forward-looking statements are subject to risks, uncertainties and assumptions including, but not limited to, competitive pressures, demand for the Company’s products, the market for auto parts, the economy in general, inflation, consumer debt levels, the weather, and other risk factors listed from time to time in the Company’s filings with the Securities and Exchange Commission. Actual results may materially differ from anticipated results described in these forward-looking statements. The Company intends these forward-looking statements to speak only as of the time of the news release and does not undertake to update or revise them, as more information becomes available.

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